Exhibit 10.14

REINSTATEMENT PREMIUM PROTECTION CONTRACT

Effective: June 1, 2011

****** indicates material that has been omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the U.S. Securities and Exchange Commission.

HOMEOWNERS CHOICE PROPERTY & CASUALTY INSURANCE COMPANY

Clearwater, Florida

and

any other insurance companies which are now or

hereafter come under the ownership, control or management of

Homeowners Choice, Inc.

Effective: June 1, 2011

TABLE OF CONTENTS

1.	BUSINESS COVERED	1

2.	TERM	1

3.	CONCURRENCY OF CONDITIONS	3

4.	RATE AND PREMIUM	3

5.	LOSS NOTICES AND SETTLEMENTS	3

6.	ACCESS TO RECORDS	4

7.	AGENCY (BRMA 73A)	4

8.	ARBITRATION	4

9.	CONFIDENTIALITY	5

10.	CURRENCY (BRMA 12A)	6

11.	ENTIRE AGREEMENT	7

12.	ERRORS AND OMISSIONS (BRMA 14F)	7

13.	FEDERAL EXCISE TAX (BRMA 17D)	7

14.	FUNDING OF RESERVES	7

15.	GOVERNING LAW	9

16.	INSOLVENCY	9

17.	LATE PAYMENTS	10

18.	NON-WAIVER	11

19.	NOTICES AND CONTRACT EXECUTION	11

20.	OFFSET	11

21.	SERVICE OF SUIT	12

22.	SEVERABILITY (BRMA 72E)	12

23.	TAXES	12

24.	INTERMEDIARY (BRMA 23A)	13

Effective: June 1, 2011

REINSTATEMENT PREMIUM PROTECTION CONTRACT

Effective: June 1, 2011

(hereinafter referred to as the “Contract”)

issued to

HOMEOWNERS CHOICE PROPERTY & CASUALTY INSURANCE COMPANY

Clearwater, Florida

and

any other insurance companies which are now or

hereafter come under the ownership, control or management of

Homeowners Choice, Inc.

(hereinafter referred to collectively as the “Company”)

by

THE SUBSCRIBING REINSURER(S)

EXECUTING THE INTERESTS AND LIABILITIES

AGREEMENT(S) ATTACHED HERETO

(hereinafter referred to as the “Reinsurer”)

ARTICLE 1 - BUSINESS COVERED

By this Contract the Reinsurer agrees to indemnify the Company for 100% of any net reinstatement premium which the Company pays or becomes liable to pay under the provisions of the second excess layer of the Company’s Excess Catastrophe Reinsurance Contract, effective June 1, 2011 (hereinafter referred to as the “Original Contract”), subject to the terms, conditions and limitations hereinafter set forth.

ARTICLE 2 - TERM

A.	This Contract shall become effective at 12:01 a.m., Local Standard Time, June 1, 2011, with respect to reinstatement premium payable by the Company under the provisions of the Original Contract, and shall remain in force until 12:01 a.m., Local Standard Time, June 1, 2012. “Local Standard Time” as used herein shall mean local standard time at the location where the loss occurrence commences.

B.	Notwithstanding the provisions of paragraph A above, the Company may reduce or terminate a Subscribing Reinsurer’s percentage share in this Contract at any time by giving written notice to the Subscribing Reinsurer in the event any of the following circumstances occur. The effective date of reduction or termination shall be the date selected by the Company, which may be a date that is retroactively applied up to a maximum of 65 days prior to the date of public announcement for subparagraphs 1 through 5 below or upon discovery for subparagraphs 6 through 8 below, subject to the condition that such selected date must be the last day of a calendar month:

Effective: June 1, 2011

1.	The Subscribing Reinsurer’s policyholders’ surplus (or its equivalent under the Subscribing Reinsurer’s accounting system) as reported in such financial statements of the Subscribing Reinsurer as designated by the Company, has been reduced by 20.0% of the amount of surplus (or the applicable equivalent) at any date during the prior 12-month period (including the 12-month period prior to the inception of this Contract); or

2.	The Subscribing Reinsurer’s A.M. Best’s rating has been assigned or downgraded below A- and/or its Standard & Poor’s rating has been assigned or downgraded below BBB+; or

3.	The Subscribing Reinsurer has become merged with, acquired by or controlled by any other entity or unaffiliated individual(s) not controlling the Subscribing Reinsurer’s operations at the inception of this Contract; or

4.	A State Insurance Department or other legal authority has ordered the Subscribing Reinsurer to cease writing business; or

5.	The Subscribing Reinsurer has become insolvent or has been placed into liquidation, receivership, supervision, administration, winding-up or under a scheme of arrangement, or similar proceedings (whether voluntary or involuntary) or proceedings have been instituted against the Subscribing Reinsurer for the appointment of a receiver, liquidator, rehabilitator, supervisor, administrator, conservator or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operations; or

6.	The Subscribing Reinsurer has reinsured its entire liability under this Contract without the Company’s prior written consent, except that this provision shall not apply to any inter-company reinsurance or inter-company pooling arrangements entered into by the Subscribing Reinsurer; or

7.	The Subscribing Reinsurer has ceased assuming new or renewal property and casualty treaty reinsurance business; or

8.	The Subscribing Reinsurer has hired an unaffiliated runoff claims manager that is compensated on a contingent basis or is otherwise provided with financial incentives based on the quantum of claims paid.

C.	If the Company elects to terminate this Contract in accordance with the provisions of paragraph B above, the premium due hereunder shall be pro rated based on the Reinsurer’s period of participation under this Contract and shall be due as promptly as possible following determination of the final adjusted reinsurance premium paid by the Company under the Original Contract.

Effective: June 1, 2011

ARTICLE 3 - CONCURRENCY OF CONDITIONS

A.	It is agreed that this Contract will follow those terms, conditions, exclusions, definitions, warranties and settlements of the Company under the Original Contract, including any addenda thereto, which are not inconsistent with the provisions of this Contract.

B.	The Company shall advise the Reinsurer of any material changes in the Original Contract which may affect the liability of the Reinsurer under this Contract.

ARTICLE 4 - RATE AND PREMIUM

A.	As premium for the reinsurance coverage provided by this Contract, the Company shall pay the Reinsurer the product of the following:

1.	******; times

2.	The Final Adjusted Rate on Line for the second excess layer under the Original Contract; times

3.	An amount equal to the final adjusted premium paid by the Company for the second excess layer under the Original Contract.

“Final Adjusted Rate on Line” as used herein shall mean an amount equal to the final adjusted premium paid by the Company for the second excess layer under the Original Contract divided by the Reinsurer’s Per Occurrence Limit for the second excess layer.

B.	The Company shall pay the Reinsurer a deposit premium hereunder of $****** on June 1, 2011. No deposit premium shall be due to a Subscribing Reinsurer hereunder until that Subscribing Reinsurer has executed its Interests and Liabilities Agreement attached to and forming part of this Contract.

C.	On or before April 1, 2012, the Company shall provide a report to the Reinsurer setting forth the premium due hereunder, computed in accordance with paragraph A above, and any amount due either party shall be remitted promptly.

D.	“Contract quarter” as used herein shall mean the period from June 1, 2011 through August 31, 2011, both days inclusive, and each respective three-month period (or portion thereof) thereafter during the term of this Contract.

ARTICLE 5 - LOSS NOTICES AND SETTLEMENTS

A.	Whenever reinstatement premium settlements are made by the Company under the second excess layer of the Original Contract, the Company shall notify the Reinsurer.

Effective: June 1, 2011

B.	All reinstatement premium settlements made by the Company under the Original Contract, provided they are within the terms of the Original Contract and within the terms of this Contract, shall be binding upon the Reinsurer, and the Reinsurer agrees to pay all amounts for which it may be liable upon receipt of reasonable evidence of the amount paid (or scheduled to be paid within 14 days) by the Company.

C.	As promptly as possible after the end of each contract quarter, the Company shall report to the Reinsurer its reinstatement premiums paid during the contract quarter and its outstanding loss reserves (being the sum of all reinstatement premiums paid by the Company under the Original Contract but not yet recovered from the Reinsurer, plus the Company’s reserves for reinstatement premiums due under the Original Contract, if any) as of the end of the contract quarter on any reinstatement premiums reported to the Reinsurer in accordance with paragraph A above. This paragraph shall not apply to any contract quarter in which there were no loss payments subject to this Contract.

ARTICLE 6 - ACCESS TO RECORDS

The Reinsurer or its designated representatives shall have access to the books and records of the Company on matters relating to this reinsurance at all reasonable times, and at the location where such books and records are maintained in the ordinary course of business, for the purpose of obtaining information concerning this Contract or the subject matter thereof. Notification of a request for inspection of records shall be sent to the Company by the Reinsurer in written form, and shall normally be given four weeks in advance. Notwithstanding the above, the Reinsurer shall not have any right of access to the records of the Company if it is not current in all undisputed payments due the Company.

ARTICLE 7 - AGENCY (BRMA 73A)

If more than one reinsured company is named as a party to this Contract, the first named company shall be deemed the agent of the other reinsured companies for purposes of sending or receiving notices required by the terms and conditions of this Contract, and for purposes of remitting or receiving any monies due any party.

ARTICLE 8 - ARBITRATION

A.	As a condition precedent to any right of action hereunder, in the event of any dispute or difference of opinion hereafter arising with respect to this Contract, it is hereby mutually agreed that such dispute or difference of opinion shall be submitted to arbitration. One Arbiter shall be chosen by the Company, the other by the Reinsurer, and an Umpire shall be chosen by the two Arbiters before they enter upon arbitration, all of whom shall be active or retired disinterested executive officers of insurance or reinsurance companies or Lloyd’s of London Underwriters. In the event that either party should fail to choose an Arbiter within 30 days following a written request by the other party to do so, the requesting party may choose two Arbiters who shall in turn choose an Umpire before entering upon arbitration. If the two Arbiters fail to agree upon the selection of an Umpire within 30 days following their appointment, the two Arbiters shall request the American Arbitration Association to appoint the Umpire. If the American Arbitration Association fails to appoint the Umpire within 30 days after it has been requested to do so, either party may request a justice of a Court of general jurisdiction of the state in which the arbitration is to be held to appoint the Umpire.

Effective: June 1, 2011

B.	Each party shall present its case to the Arbiters within 30 days following the date of appointment of the Umpire. The Arbiters shall consider this Contract as an honorable engagement rather than merely as a legal obligation and they are relieved of all judicial formalities and may abstain from following the strict rules of law. The decision of the Arbiters shall be final and binding on both parties; but failing to agree, they shall call in the Umpire and the decision of the majority shall be final and binding upon both parties. Judgment upon the final decision of the Arbiters may be entered in any court of competent jurisdiction.

C.	If more than one reinsurer is involved in the same dispute, all such reinsurers shall constitute and act as one party for purposes of this Article and communications shall be made by the Company to each of the reinsurers constituting one party, provided, however, that nothing herein shall impair the rights of such reinsurers to assert several, rather than joint, defenses or claims, nor be construed as changing the liability of the reinsurers participating under the terms of this Contract from several to joint.

D.	Each party shall bear the expense of its own Arbiter, and shall jointly and equally bear with the other the expense of the Umpire and of the arbitration. In the event that the two Arbiters are chosen by one party, as above provided, the expense of the Arbiters, the Umpire and the arbitration shall be equally divided between the two parties.

E.	Any arbitration proceedings shall take place in Clearwater, Florida; however, the location may be changed if mutually agreed upon by the parties of this Contract. Notwithstanding the location of arbitration, all proceedings pursuant hereto shall be governed by the law of the State of Florida.

ARTICLE 9 - CONFIDENTIALITY

A.	The Reinsurer hereby acknowledges that the terms and conditions of this Contract, any materials provided in the course of audit or inspection and any documents, information and data provided to it by the Company, whether directly or through an authorized agent, in connection with the placement and execution of this Contract (hereinafter referred to as “confidential information”) are proprietary and confidential to the Company. Confidential information shall not include documents, information or data that the Reinsurer can show:

1.	Are publicly available or have become publicly available through no unauthorized act of the Reinsurer;

2.	Have been rightfully received from a third person without obligation of confidentiality; or

Effective: June 1, 2011

3.	Were known by the Reinsurer prior to the placement of this Contract without an obligation of confidentiality.

B.	Absent the written consent of the Company, the Reinsurer shall not disclose any confidential information to any third parties, including any affiliated companies, except:

1.	When required by retrocessionaires subject to the business ceded to this Contract;

2.	When required by regulators performing an audit of the Reinsurer’s records and/or financial condition;

3.	When required by external auditors performing an audit of the Reinsurer’s records in the normal course of business; or

4.	When required by attorneys or arbitrators in connection with an actual or potential dispute hereunder.

Further, the Reinsurer agrees not to use any confidential information for any purpose not related to the performance of its obligations or enforcement of its rights under this Contract.

C.	Notwithstanding the above, in the event the Reinsurer is required by court order, other legal process or any regulatory authority to release or disclose any or all of the confidential information, the Reinsurer agrees to provide the Company with written notice of same at least 10 days prior to such release or disclosure and to use its best efforts to assist the Company in maintaining the confidentiality provided for in this Article.

D.	The provisions of this Article shall extend to the officers, directors, shareholders and employees of the Reinsurer and its affiliates, and shall be binding upon their successors and assigns.

ARTICLE 10 - CURRENCY (BRMA 12A)

A.	Whenever the word “Dollars” or the “$” sign appears in this Contract, they shall be construed to mean United States Dollars and all transactions under this Contract shall be in United States Dollars.

B.	Amounts paid or received by the Company in any other currency shall be converted to United States Dollars at the rate of exchange at the date such transaction is entered on the books of the Company.

Effective: June 1, 2011

ARTICLE 11 - ENTIRE AGREEMENT

A.	This Contract and any related trust agreement, letter of credit and/or special acceptance, shall constitute the entire agreement between the parties hereto with respect to the business reinsured hereunder, and there are no understandings between the parties hereto other than as expressed in this Contract.

B.	Any change to or modification of this Contract shall be null and void unless made by an addendum signed by both parties.

ARTICLE 12 - ERRORS AND OMISSIONS (BRMA 14F)

Inadvertent delays, errors or omissions made in connection with this Contract or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission is rectified as soon as possible after discovery.

ARTICLE 13 - FEDERAL EXCISE TAX (BRMA 17D)

A.	The Reinsurer has agreed to allow for the purpose of paying the Federal Excise Tax the applicable percentage of the premium payable hereon (as imposed under Section 4371 of the Internal Revenue Code) to the extent such premium is subject to the Federal Excise Tax.

B.	In the event of any return of premium becoming due hereunder, the Reinsurer will deduct the applicable percentage from the return premium payable hereon and the Company or its agent should take steps to recover the tax from the United States Government.

ARTICLE 14 - FUNDING OF RESERVES

A.	The Reinsurer agrees to fund its share of the Company’s ceded unearned premium (including, but not limited to, the unearned portion of any deposit premium installment as calculated by the Company) and outstanding loss reserves (being the sum of all reinstatement premiums paid by the Company under the Original Contract but not yet recovered from the Reinsurer, plus the Company’s reserves for reinstatement premiums due under the Original Contract, if any) by:

1.	Clean, irrevocable and unconditional letters of credit issued and confirmed, if confirmation is required by the insurance regulatory authorities involved, by a bank or banks meeting the NAIC Securities Valuation Office credit standards for issuers of letters of credit and acceptable to said insurance regulatory authorities; and/or

2.	Escrow accounts for the benefit of the Company; and/or

Effective: June 1, 2011

3.	Cash advances;

if the Reinsurer:

1.	Is unauthorized in any state of the United States of America or the District of Columbia having jurisdiction over the Company and if, without such funding, a penalty would accrue to the Company on any financial statement it is required to file with the insurance regulatory authorities involved; or

2.	Has an A.M. Best’s rating equal to or below B++.

3.	The Reinsurer, at its sole option, may fund in other than cash if its method and form of funding are acceptable to the insurance regulatory authorities involved.

B.	With regard to funding in whole or in part by letters of credit, it is agreed that each letter of credit will be in a form acceptable to insurance regulatory authorities involved, will be issued for a term of at least one year and will include an “evergreen clause,” which automatically extends the term for at least one additional year at each expiration date unless written notice of non-renewal is given to the Company not less than 30 days (or 60 days if required by applicable regulatory authorities) prior to said expiration date. The Company and the Reinsurer further agree, notwithstanding anything to the contrary in this Contract, that said letters of credit may be drawn upon by the Company or its successors in interest at any time, without diminution because of the insolvency of the Company or the Reinsurer, but only for one or more of the following purposes:

1.	To reimburse itself for the Reinsurer’s share of unearned premiums returned to insureds on account of policy cancellations, unless paid in cash by the Reinsurer;

2.	To reimburse itself for the Reinsurer’s share of reinstatement premiums paid by the Company under the terms of the Original Contract, unless paid in cash by the Reinsurer;

3.	To reimburse itself for the Reinsurer’s share of any other amounts claimed to be due hereunder, unless paid in cash by the Reinsurer;

4.	To fund a cash account in an amount equal to the Reinsurer’s share of amounts, including but not limited to, any ceded unearned premium and/or outstanding loss reserves funded by means of a letter of credit which is under non-renewal notice, if said letter of credit has not been renewed or replaced by the Reinsurer 10 days prior to its expiration date;

5.	To refund to the Reinsurer any sum in excess of the actual amount required to fund the Reinsurer’s share of the Company’s ceded unearned premium and/or outstanding loss reserves, if so requested by the Reinsurer.

Effective: June 1, 2011

In the event the amount drawn by the Company on any letter of credit is in excess of the actual amount required for B(1), B(2) or B(4), or in the case of B(3), the actual amount determined to be due, the Company shall promptly return to the Reinsurer the excess amount so drawn.

ARTICLE 15 - GOVERNING LAW

This Contract shall be governed as to performance, administration and interpretation by the laws of the State of Florida, exclusive of the rules with respect to conflicts of law; however, with respect to credit for reinsurance, the applicable rules of all states shall apply.

ARTICLE 16 - INSOLVENCY

A.	If more than one reinsured company is included within the definition of “Company” hereunder, this Article shall apply individually to each such company.

B.	In the event of the insolvency of the Company, this reinsurance shall be payable directly to the Company or to its liquidator, receiver, conservator or statutory successor, with reasonable provision for verification, on the basis of the liability of the Company or on the basis of claims filed and allowed in the liquidation proceeding, whichever may be required by applicable statute, without diminution because of the insolvency of the Company or because the liquidator, receiver, conservator or statutory successor of the Company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Company shall give written notice to the Reinsurer of the pendency of a claim against the Company indicating the policy or bond reinsured which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the Company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the Court, against the Company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

B.	Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Contract as though such expense had been incurred by the Company.

Effective: June 1, 2011

C.	It is further understood and agreed that, in the event of the insolvency of the Company, the reinsurance under this Contract shall be payable directly by the Reinsurer to the Company or to its liquidator, receiver or statutory successor, except as provided by Section 4118(a) of the New York Insurance Law or except (1) where this Contract specifically provides another payee or other party as more specifically limited by any statute or regulation applicable hereto, of such reinsurance in the event of the insolvency of the Company or (2) where the Reinsurer with the consent of the direct insured or insureds has assumed such policy obligations of the Company as direct obligations of the Reinsurer to the payees under such policies and in substitution for the obligations of the Company to such payees. However, the exceptions provided in (1) and (2) above shall apply only to the extent that applicable statutes or regulations specifically permit such exceptions.

ARTICLE 17 - LATE PAYMENTS

A.	The interest penalties provided for in this Article shall apply to the Reinsurer or to the Company in the following circumstances:

1.	Payments due from the Reinsurer to the Company shall have as a due date the date on which the agreed proof of loss is received by the Reinsurer, and shall be overdue 30 days thereafter. Payment to the Intermediary is deemed to be payment to the Company for purposes of this Article.

2.	Payments due from the Company to the Reinsurer shall have as a due date the date specified in this Contract. Payments shall be overdue 30 days thereafter. Premium adjustments shall be overdue 30 days following the due date set forth under the terms of this Contract.

3.	The Company shall provide a copy of the original insured’s proof of loss, and a copy of the claim adjuster’s report(s) or other evidence of indemnification for losses exceeding the excess limit on an incurred basis. If, subsequent to receipt of this evidence, the information contained therein is insufficient or not in accordance with the contractual conditions, then the payment due date as defined in subparagraph 1 shall be deemed to be the date upon which the Reinsurer received additional information necessary to approve payment of the claim or the claim is presented in an acceptable manner. Interest as stipulated in subparagraph 4 shall be payable should a disputed claim be ultimately settled and if the period set out in subparagraph 1 is exceeded, but only to the extent that the final loss payment exactly tracks with the original proof of loss.

4.	Overdue amounts shall bear simple interest from the overdue date at the 90-day United States Treasury Bill rate set forth by the Federal Reserve Board for the first Monday of the calendar month in which the amount becomes overdue, as published in the Federal Reserve Statistical Release. If the interest generated for 100% in respect of any overdue payment as outlined in subparagraph 1 or 2 is $500 or less, then the interest penalty shall be waived.

5.	For the purposes of this Article, reinsuring Lloyd’s Underwriters shall be viewed as one entity. The provisions set forth herein shall not be applicable until the creditor party shall have manifested to the debtor party its intent to invoke the terms of this Article.

Effective: June 1, 2011

ARTICLE 18 - NON-WAIVER

The failure of the Company or the Reinsurer to insist on compliance with this Contract or to exercise any right or remedy hereunder shall not constitute a waiver of any rights or remedies contained herein nor stop either party from thereafter demanding full and complete compliance nor prevent either party from exercising such rights or remedies in the future.

ARTICLE 19 - NOTICES AND CONTRACT EXECUTION

A.	Whenever a notice, statement, report or any other written communication is required by this Contract, unless otherwise specified, such notice, statement, report or other written communication may be transmitted by certified or registered mail, nationally or internationally recognized express delivery service, personal delivery, electronic mail, or facsimile. With the exception of notices of termination, first class mail is also acceptable.

B.	The use of any of the following shall constitute a valid execution of this Contract or any amendments thereto:

1.	Paper documents with an original ink signature;

2.	Facsimile or electronic copies of paper documents showing an original ink signature; and/or

3.	Electronic records with an electronic signature made via an electronic agent. For the purposes of this Contract, the terms “electronic record,” “electronic signature” and “electronic agent” shall have the meanings set forth in the Electronic Signatures in Global and National Commerce Act of 2000 or any amendments thereto.

C.	This Contract may be executed in one or more counterparts, each of which, when duly executed, shall be deemed an original.

ARTICLE 20 - OFFSET

The Company and the Reinsurer may offset any balance or amount due from one party to the other under the terms of this Contract or any other contract heretofore or hereafter entered into by and between them, whether acting as ceding company or assuming reinsurer. However, in the event of the insolvency of a party hereto, offsets shall be allowed only in accordance with applicable statutes and regulations.

Effective: June 1, 2011

ARTICLE 21 - SERVICE OF SUIT

(Applicable if the Reinsurer is not domiciled in the United States of America, and/or is not authorized in any State, Territory, or District of the United States where authorization is required by insurance regulatory authorities)

A.	This Article will not be read to conflict with or override the obligations of the parties to arbitrate their disputes as provided for in the Arbitration Article. This Article is intended as an aid to compelling arbitration or enforcing such arbitration or arbitral award, not as an alternative to the Arbitration Article for resolving disputes arising out of this Contract.

B.	In the event the Reinsurer fails to pay any amount claimed to be due hereunder or fails to otherwise perform its obligations hereunder, the Reinsurer, at the request of the Company, will submit to the jurisdiction of a court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer’s rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States. The Reinsurer, once the appropriate Court is accepted by the Reinsurer or is determined by removal, transfer or otherwise, as provided for above, will comply with all requirements necessary to give said Court jurisdiction and, in any suit instituted against any of the Subscribing Reinsurers upon this Contract, will abide by the final decision of such Court or of any Appellate Court in the event of an appeal.

C.	Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefor, the Reinsurer hereby designates the party named in its Interests and Liabilities Contract, or if no party is named therein, the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Contract.

ARTICLE 22 - SEVERABILITY (BRMA 72E)

If any provision of this Contract shall be rendered illegal or unenforceable by the laws, regulations or public policy of any state, such provision shall be considered void in such state, but this shall not affect the validity or enforceability of any other provision of this Contract or the enforceability of such provision in any other jurisdiction.

ARTICLE 23 - TAXES

In consideration of the terms under which this Contract is issued, the Company will not claim a deduction in respect of the premium hereon when making tax returns, other than income or profits tax returns, to any state or territory of the United States of America or the District of Columbia.

Effective: June 1, 2011

ARTICLE 24 - INTERMEDIARY (BRMA 23A)

TigerRisk Partners LLC is hereby recognized as the Intermediary negotiating this Contract for all business hereunder. All communications (including, but not limited to, notices, statements, premium, return premium, commissions, taxes, losses, loss adjustment expense, salvages and loss settlements) relating thereto shall be transmitted to the Company or the Reinsurer through TigerRisk Partners LLC, 7601 France Avenue South, Suite 200, Edina, MN 55435. Payments by the Company to the Intermediary shall be deemed to constitute payment to the Reinsurer. Payments by the Reinsurer to the Intermediary shall be deemed to constitute payment to the Company only to the extent that such payments are actually received by the Company.

IN WITNESS WHEREOF, the Company has confirmed its review of the Interests and Liabilities Agreement(s) attached to and forming part of this Contract and its agreement to be bound by the terms and conditions thereof, and has executed this Contract by its duly authorized representative on:

this              day of                             , in the year             .

HOMEOWNERS CHOICE PROPERTY & CASUALTY INSURANCE COMPANY (for and on behalf of the “Company”)

Effective: June 1, 2011